EXHIBIT 1
NOTE PURCHASE AND ASSIGNMENT AGREEMENT

This NOTE PURCHASE AND ASSIGNMENT AGREEMENT (this “Agreement”), dated as of July 21, 2011 (the “Closing Date”), is made and entered into by and between LBI Group Inc., a Delaware corporation (“LBI”), and Leucadia National Corporation, a New York corporation (“Purchaser”).

RECITALS

WHEREAS, LBI is the owner of a Senior Subordinated Convertible Note of INTL FCStone Inc., a Delaware corporation formerly known as “International Assets Holding Corporation” (the “Company”), in the Original Principal Amount of $5,000,000 with an issuance date of September 20, 2006 (the “Note”), originally acquired by LBI pursuant to the terms of that Securities Purchase Agreement, dated September 14, 2006, by and among the Company, LBI and the other investors listed on the Schedule of Buyers attached thereto (the “Purchase Agreement”); and

WHEREAS, the Note is convertible into shares of the Company’s common stock, par value $0.01 per share, in accordance with the terms of the Note (the “Conversion Shares”); and

WHEREAS, the Company registered the Conversion Shares with the Securities and Exchange Commission on Form S-3, declared effective on October 24, 2006, pursuant to the Securities Act of 1933, as amended (the “’33 Act”); and

WHEREAS, on September 20, 2009, the Company consummated the merger of a wholly owned subsidiary of the Company with and into FCStone Group, Inc. (“FCStone”) through a reverse triangular merger in accordance with the terms of the Agreement and Plan of Merger, dated as of July 1, 2009, by and among the Company, the wholly owned merger subsidiary of the Company and FCStone, resulting in FC Stone as the surviving corporation of the merger and a wholly owned subsidiary of the Company (the “Merger”); and

WHEREAS, LBI, together with certain other investors party to the Purchase Agreement, filed a lawsuit against the Company in the Supreme Court of the State of New York, County of New York, Index No. 651792/10 (the “Lawsuit”), which lawsuit alleged that the Merger was a “Fundamental Transaction” that constituted a “Change of Control” as such terms are defined in the Note, thereby affording LBI the right to demand that the Note be immediately redeemed in cash for the remaining principal amount of the Note, plus payment of premium thereon; and

WHEREAS, as of the Closing Date, the Note has not been redeemed; and

WHEREAS, effective as of the Closing Date, LBI shall execute a release in favor of the Company releasing the Company from any and all claims LBI may have related in any way to the Note, including such claims as set forth in the Lawsuit (the “Release”); and

WHEREAS, LBI desires to sell to Purchaser, and Purchaser desires to purchase from LBI, the Note for the consideration and upon the terms and conditions hereinafter set forth and as evidenced by a Note Power in the form set forth on Exhibit A hereto to be executed herewith (the “Note Power”).

NOW, THEREFORE, in consideration of the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

Section  1. Sale and Purchase of Note.  Upon the terms and subject to the conditions set forth in this Agreement, LBI hereby sells, assigns, transfers, conveys and delivers to Purchaser, and Purchaser hereby purchases and acquires, all rights, title and interests of LBI in and to the Note and rights of LBI assignable by LBI under the terms of the Purchase Agreement and all documents related thereto with respect to the Notes and Conversion Shares, free and clear of all liens, pledges, security interests and other encumbrances and restrictions.  Purchaser acknowledges that the sale, assignment and conveyance hereunder excludes any and all claims of LBI as set forth in the Lawsuit, and nothing contained herein shall be deemed to grant Purchaser any interest in the Lawsuit or any right to continue or assume the Lawsuit.

Section  2. Representations and Warranties.  All representations and warranties made by each party hereto shall survive the Closing Date.

(a) Representations and Warranties of LBI.  As of the date hereof, LBI represents and warrants to Purchaser that:

(i) LBI has the full, absolute and entire power and legal right and authority to execute, deliver and perform this Agreement and to sell, transfer, assign and deliver the Note to Purchaser;

(ii) When duly and validly executed by all parties hereto, this Agreement will constitute a legal, valid and binding obligation of LBI enforceable against LBI in accordance with its terms;

(iii) LBI is the record and beneficial owner of the Note, free and clear of all liens, pledges, security interests and other encumbrances and restrictions, and delivery of the Note hereunder will convey to Purchaser good and marketable title to the Note, free and clear of all liens, pledges, security interests and other encumbrances and restrictions;

(iv) There are no legal proceedings pending or, to the knowledge of LBI, threatened that are reasonably likely to prohibit or restrain the ability of LBI to enter into this Agreement or consummate the transactions contemplated hereby;

(v) Except for those actions described in the Lawsuit, LBI has not exercised or made any attempt to exercise any rights under the Note, including without limitation any rights under Sections (3) or (10) of the Note.  To the best knowledge of LBI, the Company has neither (i) exercised any rights under Sections (8) or (9) of the Note or (ii) made any payments to LBI with respect to the Lawsuit.

(vi) The execution, delivery and performance by LBI of this Agreement and the consummation of the transactions contemplated hereby do not (A) conflict with or result in a violation or breach of, or default under, any provision of the certificate of formation, bylaws or stockholders agreement of LBI, (B) conflict with or result in a violation or breach of any provision of any applicable law or governmental order applicable to LBI or the Company, or (C) require the consent, notice or other action by Company or any other person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, or would constitute a default under, the Purchase Agreement or the Note.  Except for the registration of the transfer of the Note in accordance with Section (3)(c)(iii) of the Note, no consent, approval, permit, registration, declaration or filing with, or notice to, any governmental authority or any other person or entity is required by or with respect to LBI in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(vii) LBI has complied with all conditions precedent set forth in the Purchase Agreement and the Note with respect to the sale and transfer of the Note to Purchaser and the assignment of LBI’s rights hereunder; and

(viii) To the knowledge of LBI, the Conversion Shares have been registered under the ’33 Act notwithstanding the legend contained in the Note to the contrary.

(b) Representations and Warranties of Purchaser.  As of the date hereof, Purchaser represents and warrants to LBI that:

(i) Purchaser has full, absolute and entire power and legal right to execute, deliver and perform this Agreement.

(ii) When duly and validly executed by all parties hereto, this Agreement will constitute a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

(iii) Purchaser is purchasing the Note (A) for its own account or for one or more accounts as to each of which it exercises sole investment discretion, (B) for investment purposes only and (C) without a view to distribution.

Section  3. Closing; Purchase Price; Conditions.  Upon the terms and subject to the conditions set forth in this Agreement, and in consideration for the sale, assignment, transfer and conveyance of the Note via the Note Power executed on the Closing Date (and delivered to Purchaser along with the Note), Purchaser shall pay to LBI on the Closing Date an aggregate cash purchase price equal to the sum of (i) Five Million Four Hundred Thousand ($5,400,000.00), plus (ii) accrued interest on the Note up to and including the Closing Date (in the aggregate, the “Purchase Price”).  The Purchase shall provide the calculation of the Purchase Price on the Closing Date which shall be attached hereto as Exhibit B.  The closing of the transaction contemplated hereby, the “Closing”.  Payment of the Purchase Price to LBI shall be made by wire transfer into an account of LBI set forth on Exhibit C hereto.  Purchaser’s obligation to complete the Closing is conditioned upon and subject to LBI executing and delivering the Release effective as of the Closing Date.

Section  4. Fees and Expenses.  Each party shall be responsible for all legal, accounting and other expenses incurred by such party or on behalf of such party in connection with this Agreement and the transactions contemplated hereby.

Section  5. Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors or assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section  6. Entire Agreement.  This Agreement and the Note Power constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are hereby cancelled.

Section  7. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule.

Section  8.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

Section  9. Further Assurances.  On or after the Closing Date, as and when requested by Purchaser, LBI shall, without further consideration, execute and deliver all such instruments of conveyance and transfer and shall take such further actions as Purchaser may reasonably deem necessary or desirable in order to transfer the Note and to carry out fully the provisions and purposes of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

LBI LB I GROUP INC.

By:	/s/ Ashvin Rao
	Name:	Ashvin Rao
	Title:	Vice President

PURCHASER LEUCADIA NATIONAL CORPORATION

By:	/s/ Justin R. Wheeler
	Name:	Justin R. Wheeler
	Title:	Vice President

[Note Purchase Agreement Signature Page]